EXHIBIT 99.1


                                  NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

                              FOR IMMEDIATE RELEASE

             STAGE STORES, INC. REPORTS SECOND QUARTER 1998 SALES
                        ------------------------------

HOUSTON, TX, August 6, 1998 -- Stage Stores, Inc. (NYSE: SGE) today reported that sales for the second quarter ended August 1, 1998 increased 14.2% to $271.8 million from $238.1 million for the same period last year. Comparable store sales for the thirteen-week period decreased 5.0%.

Sales for the six months ended August 1, 1998, increased 26.7% to $544.6 million versus $429.7 million last year. Comparable store sales for the first six months of 1998 decreased 1.0%.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "As a result of the extreme weather and ensuing drought conditions which worsened through July, we have seen a change in consumer confidence and shopping patterns in a significant number of our markets. Although we operate stores in 28 states across the country, the majority of our stores are located in markets affected by these shopping pattern changes."

Mr. Tooker, continued, "As a result, our current expectations for earnings in the second quarter are in the range of $0.02 to $0.05 per share. In addition, based upon the current trends, we expect the earnings for the third quarter of 1998 to be substantially below the analysts' current consensus estimate. We also believe that the fourth quarter of 1998 and full year 1999 results may be affected due to the uncertainty of the severity and duration of these factors."

Mr. Tooker, concluded, "We continue to believe in the soundness of our fundamentals, concept and strategies. We continue to expand in under-served small towns and communities, and in fact, during the quarter, we opened 18 new stores and completed the 15 store Tri-North lease purchase. Our current plans are to open 70 stores this year and 100 stores next year. Small towns continue to yield excellent long term economics, and will provide the Company with abundant opportunities for future growth for years to come."

The Company also announced that it will host a conference call today, August 6, 1998 at 10:00 AM (Eastern Time). All those wishing to participate should call
(703) 736-7332. The Company's second quarter financial results will be reported on Thursday, August 20, 1998.

Stage Stores, Inc. brings nationally recognized brand name family apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the central United States. The company operated 630 stores in 28 states at the end of the second quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.

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